EXHIBIT 99A.7

SELECTED COMBINED GROUP DATA                    U S WEST MEDIA Group
(UNAUDITED)

Dollars in
millions;            Quarter Ended           Nine Months Ended
statistics in        September 30,     %       September 30,     %
thousands            1995     1994  Change     1995     1994  Change
-----------------  -------  ------- -------  -------  ------- ------
MediaOne
  (Atlanta Cable) #1

Basic subscribers
 served               517      481    7.5       517      481    7.5
Homes passed          840      802    4.7       840      802    4.7
Basic penetration    61.5%    60.0%    -       61.5%    60.0%    -

U S WEST NewVector (Wireless)
Service revenue    $222.7   $168.2   32.4    $615.4   $454.0   35.6
Equipment revenue   $22.9    $29.8  (23.2)    $60.3    $80.8  (25.4)

EBITDA (#2)         $84.6    $56.9   48.7    $217.2   $137.8   57.6
EBITDA margin        38.0%    33.8%    -       35.3%    30.4%    -

Cellular
 subscribers
 (consolidated)     1,269      821   54.6     1,269      821   54.6
Total POPS
 (managed)         19,500   18,000    8.3    19,500   18,000    8.3

U S WEST Direct (Yellow Pages)
Revenues           $257.2   $239.8    7.3    $760.6   $710.2    7.1
EBITDA             $127.6   $119.3    7.0    $383.7   $353.9    8.4
Net income          $74.7    $70.0    6.7    $224.5   $207.4    8.2
Advertisers           473      466    1.5       473      466    1.5

<F1>
# 1:  U S WEST acquired the Atlanta cable properties on
December 6, 1994. The 1994 data is presented for comparative purposes only.
<F2>
# 2: Earnings before interest, taxes, depreciation, amortization, and other (EBITDA). EBITDA also excludes gains on asset sales, equity losses and guaranteed minority interest expense.

Note: Certain reclassifications have been made to conform to the current year presentation.